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Exhibit 10.9

[LETTERHEAD]

April 20, 2005

Mr. Warren I. Mitchell
16921 Bolero Lane
Huntington Beach, CA 92649

Dear Warren:

This letter will serve to amend our fetter agreement of October 15, 2003 between you and the Company for service you have provided with respect to certain of our gas related costs and tariffs. This letter will also outline additional compensation to you as you begin service as the Company's Chairman of the Board, effective May 6, 2005. Beginning in May 2005, you will be compensated as follows:

  1.
  $5,000 per month while you serve as Chairman of the Board. This will replace the hourly compensation as agreed to in the October 15, 2003 letter.
  2.
  Reimbursement of all of your reasonable out of pocket expenses while working on Company business.
  3.
  The success fee as outlined in the October 15, 2003 letter will remain in effect.
  4.
  You will be granted stock options as determined by the Compensation Committee and agreed to by the Board of Directors.
  5.
  The Company will provide office space and clerical assistance as needed at the Company's Seal Beach Office.

Warren, we continue to be appreciative of your dedication and commitment to Clean Energy. We believe your business experience and acumen will serve all shareholders well.

Sincerely,

/s/ Andrew J. Littlefair

Andrew J. Littlefair
President & CEO

Agreed to and accepted by:

/s/ Warren I. Mitchell
Warren I. Mitchell

AJL:cmw

QuickLinks

  Exhibit 10.9
[LETTERHEAD]